Morgan Grenfell Investment Trust Smaller Companies Fund
Procedures Pursuant to Rule 10f-3
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				SECURITIES PURCHASED		COMPARABLE SECURITY #1			COMPARABLE SECURITY #2
(1) Names of
	Underwriters	Merrill Lynch, Banc of 		Lehman Brothers, Banc of America, 	Dean Witter
				America Securities, Robert 	Bear Stearns, Johnson Rice, Tucker
				Baird, William Blair, Bear 	Anthony, BT Alex. Brown, Goldman,
				Stearns, Deutsche Bank 		Merrill, Morgan Keegan, Schroder &
				Securities, C.L. King		Co., William Blair & Co., HD Brous
									& Co., Edward D. Jones & Co.,
									C.L. King & Assoc., McDonald
									Investments Inc.

(2) Names of Issuer 	Shopko Stores, Inc.		Ames Department Stores, Inc.		Sears, Roebuck & Co.

(3) Title of Security	Shopko Stores, Inc.		Ames Department Stores, Inc.		Sears, Roebuck & Co.
				Common Stock			Common Stock				Common Stock

(4) Date of First
	Offering		July 15, 1999			May, 1999					September, 1986

(5) Amount of Total
	Offering		3,500,000 shares			4,500,000 shares				7,500,000

(6) Total Value of
	Offering		$134,750,000			$174,375,000				$331,875,000

(7) Unit Price		$38.50				$38.75					$44.25

(8) Underwriting
	Discount		$1.82 (4.727%)			$1.90 (4.9%)				NA

(9) Dollar Amount
	Purchased		$261,800				NA						NA

(10) Number of Shares
	Purchased		6,800 				NA						NA

(11) Years of Continuous
	Operation		The company has been in
				continuous operation for
				at least three years		NA						NA

(12) % of Offering
	Purchased by Fund	0.1942				NA						NA

(13) % of Offering
	Purchased by
	Associated
	Investment
	Companies		0.0114				NA						NA

(14) % of Offering
	Purchased by
	Fund and
	Associated
	Funds (Limited to
	25% of the
	Offering)		0.2057				NA						NA

(15) Name(s) of
	Underwriter(s) or
	Dealer(s) from
	whom Purchased	Merrill Lynch, Banc of
				America Securities,
				Robert Baird			NA						NA
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